EXHIBIT 5

SIERCHIO GRECO & GRECO, LLP

720 Fifth Avenue

New York, New York 10019

Telephone: (212) 246-3030

Facsimile: (212) 246-2225

November 3, 2005

HepaLife Technologies, Inc.

Suite 216 – 1628 West 1st Avenue

Vancouver, BC, V6J 1G1

Re:          Form S-1 Registration Statement

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by HepaLife Technologies, Inc., a Florida corporation (the “Company”) of a Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”) regarding the registration of 10,911,598 shares (the “Registered Shares”) of the Company’s common stock, $0.001 par value per share, for sale by the selling stockholders named in the registration statement.

All capitalized terms herein that are not otherwise defined shall have the meaning ascribed thereto in the Registration Statement. In connection with this opinion, we have examined and relied upon the Company’s Articles of Incorporation, as amended, the Company’s Bylaws, and Registration Statement and related prospectus originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. In addition, we have assumed and have not independently verified the accuracy as to factual matters of each document we have reviewed.

In arriving at the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based on the foregoing, and in reliance thereon, subject to the further assumptions and qualifications set forth below, we are of the opinion that the Registered Shares, to the extent issued and outstanding are, and in the case of the “Purchase Shares,” as  defined in the Common Stock Purchase Agreement dated July 8, 2005 between the Company and the selling stockholder, when issued and paid for in accordance with the terms of such Common Stock Purchase Agreement, will be validly issued, fully paid and non-assessable.  This opinion supercedes and replaces the opinion dated August 18, 2005.

The foregoing opinion is limited to the laws of the State of Florida.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Registration Statement and the related prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

Sierchio Greco & Greco, LLP.

By:

/s/ Sierchio Greco & Greco, LLP.